Exhibit 99.1

VIRGIN MEDIA - FOURTH QUARTER 2009 RESULTS

STRONG REVENUE, CASH FLOW AND CUSTOMER GROWTH

London, England, February 25, 2010 — Virgin Media Inc. (NASDAQ: VMED; LSE: VMED) announces results for the quarter ended December 31, 2009.

Strong financial performance propelled by consumer revenue growth(1)

•                  OCF(2) up 15.3% to £366m on greater revenue and higher gross margin

•                  Free Cash Flow(2) grew 55.1% to £86m

•                  Total revenue up 3.3% to £980m driven by 6.1% growth in consumer cable revenue

•                  Cable ARPU, up 5.8% to £44.81 as a result of record customer spend

•                  Operating income increased to £64m from £5m and net cash provided by operating activities increased by 59.7% to £258m

•                  Successful refinancing continued, significantly improving repayment profile

Strong operational performance reflecting record customer growth

•                  40,600 new cable and non-cable customers; 228,900 product net additions

•                  63,600 new cable broadband subs compared to 57,100 in Q4-08

•                  45% more homes on 20Mb or higher than a year ago reflecting improved demand for higher speeds

•                  100Mb service to be commercially launched later this year

•                  56,900 new digital TV subs, 112,700 new V+ HD subs and 74 million average monthly Video-On-Demand views as growing awareness of total TV offering leads to strong take-up

•                  77,100 new mobile contract subs; total up 46%, nearing 1 million milestone

•                  Low churn of 1.2%; 60.5% triple-play penetration and 10.7% quad-play penetration reflect success of good value bundles strategy

Neil Berkett, Chief Executive Officer of Virgin Media, said:

“In the fourth quarter, we successfully grew both the size and quality of our customer base. New and existing customers responded to an increasingly differentiated product portfolio and competitively priced bundles by buying more, higher value products. This demand underpinned growth across all our product lines and record ARPU which, combined with stable churn, drove a 6% increase in consumer cable revenue and 55% free cash flow growth.

“We continue to invest in the quality of our services: nearly all our 3.8m cable broadband subscribers now have a 10Mb service or higher; we are steadily enriching our pay TV service with exclusive on-demand content and new HD channels; the use of our market leading video-on-demand service has reached record levels; and attractively priced deals are fuelling continued growth in contract mobile subscriptions.

“In a rapidly evolving market, we are also laying the foundations for long term growth. Despite other operators’ embryonic investment in fibre, Virgin Media’s cable network will, for the foreseeable future, provide an unparalleled platform for delivering successive generations of new and innovative services.

 “We are exploiting this advantage by expanding our trials of a 200Mb broadband service and are planning the commercial launch of a 100Mb service later this year. The development of our next generation TV platform is progressing well and we are confident it will provide the UK’s most accessible, comprehensive and seamless home entertainment experience.

“Our range of high quality products, combined with investment in technological innovation, new growth channels and targeted cost control, mean we believe we are well positioned to continue to deliver strong operational and financial performance.”

(1) Comparisons of financial and operating statistics are to the fourth quarter of 2008, unless otherwise stated. We have changed the description that we previously used for “Revenue Generating Units” (RGUs) to “Products”. There is no change to the definition or calculation. We have changed the description that we previously used for “on-net” and “off-net” to “cable” and “non-cable” respectively. There is no change to the definition.

(2) OCF is operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges and the most directly comparable GAAP measure is operating income.  Free Cash Flow or FCF is OCF reduced by purchase of fixed and intangible assets, as reported in our statements of cash flows, and net interest expense, as reported in our statements of operations and the most directly comparable GAAP measure is net cash provided by operating activities. Both OCF and FCF are non-GAAP financial measures. Please see Appendix F for a reconciliation of non-GAAP financial measures to their nearest GAAP equivalents.

Contacts

Investor Relations:

Richard Williams:	+44 (0) 20 7299 5479 / richard.williams@virginmedia.co.uk
Sam Horrocks:	+44 (0) 20 7299 5353 / sam.horrocks@virginmedia.co.uk

Media:

Tavistock

Matt Ridsdale:	+44 (0) 20 7920 3150 / mridsdale@tavistock.co.uk
Lulu Bridges:	+44 (0) 20 7920 3150 / lbridges@tavistock.co.uk

Conference call details

There will be a webcast and conference call for analysts and investors today at 8am ET / 1pm UK time.

The presentation can be accessed live via webcast on the Company’s website, www.virginmedia.com/investors.

Analysts and investors can dial in to the presentation by calling +1 718 354 1361 in the United States or +44 (0) 20 7138 0821 for international access, passcode “Virgin Media Inc.” for all participants.

The teleconference replay will be available for one week beginning approximately two hours after the end of the call until Thursday, March 4, 2010.  The dial-in replay number for the US is: +1 347 366 9565 and the international dial-in replay number is: +44 (0)20 7111 1244, passcode: 8348356#.

Forward-looking statements

This release contains certain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Please refer below to “Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995” for a more detailed discussion regarding these forward-looking statements.

SUMMARY FINANCIAL RESULTS (unaudited)

	Q4 2009	Q3 2009	Q4 2008
	£m	£m	£m
			(adjusted) (1)
Revenue
Cable	640.1	627.6	603.5
Mobile	139.0	134.1	141.1
Non-cable	17.0	14.4	14.6
Consumer segment - Total	796.1	776.1	759.2
Business segment	145.2	143.3	155.1
Content segment	38.2	34.0	34.2
Total Revenue	979.5	953.4	948.5

OCF (2)	366.2	348.4	317.6

Operating income	63.6	50.2	5.1

FCF (2)	86.1	109.2	55.5

Net cash provided by operating activities	257.5	278.4	161.2

CONSUMER OPERATIONS STATISTICS (‘000s)

	Q4 2009	Q3 2009	Q4 2008
Consumer products
Broadband
Cable	3,837.8	3,774.2	3,682.8
Non-cable	265.7	253.2	252.0
	4,103.5	4,027.4	3,934.8

Television
Digital TV	3,656.2	3,599.3	3,469.0
Analogue TV	87.0	109.7	152.0
	3,743.2	3,709.0	3,621.0

Telephone
Cable	4,146.6	4,120.0	4,099.2
Non-cable	139.8	124.9	105.5
	4,286.4	4,244.9	4,204.7
Mobile (3)
Contract	949.7	872.6	649.4

Total Consumer products	13,082.8	12,853.9	12,409.9

Net Consumer product adds
Broadband
Cable	63.6	39.0	57.1
Non-cable	12.5	7.5	(8.1)
	76.1	46.5	49.0

Television
Digital TV	56.9	56.0	61.1
Analogue TV	(22.7)	(19.0)	(16.6)
	34.2	37.0	44.5

Telephone
Cable	26.6	16.0	20.6
Non-cable	14.9	12.4	0.6
	41.5	28.4	21.2
Mobile (3)
Contract	77.1	88.0	70.8

Total Net Consumer product adds in period	228.9	199.9	185.5

Notes

(1) Prior period results have been adjusted to reflect the treatment of our former Sit-up business as discontinued operations and the reorganization of our reporting segments.

(2) OCF and FCF are non-GAAP financial measures. Please see Appendix F for a reconciliation of non-GAAP financial measures to their nearest GAAP equivalents.

(3) The operating statistics relating to prepay mobile are included within Mobile Operations Statistics, as described elsewhere in this earnings release. Mobile contract includes both mobile broadband and mobile service contracts.

OPERATIONAL OVERVIEW

Leading the “Broadband Revolution”

Our high quality broadband base has grown in the quarter with 63,600 new cable broadband subscribers and 12,500 new non-cable subscribers, taking our total number of broadband customers to over 4.1m.

Consumers are increasingly seeking faster broadband and we now have 98% of cable broadband subscribers on speeds of 10Mb or higher. Our focus on up-sell has also improved the tier mix with the number of 20Mb or 50Mb subscribers increasing by 45% to 560,300 in the last twelve months. At the year-end, we had 41,400 50Mb subscribers, up by 81% compared to the previous quarter.

Our unique network allows us to innovate and lead the broadband market. With 50Mb, we already offer the fastest widely available broadband in the country and by the end of 2010 we will begin the roll-out of a new 100Mb service.

As part of our long term strategy to extend our position at the forefront of the UK broadband industry, we are expanding our 200Mb trial. Trials of faster upstream speeds, including up to 20Mb, are also underway as we prepare for increasing demand for faster broadband.

Leading On-Demand TV

We have further expanded our TV subscriber base by 34,200 to over 3.7m. We are leveraging our unrivalled network infrastructure in order to lead the VOD market.

Over 300,000 more subscribers are now regularly watching VOD content than a year ago as the average monthly reach has grown from 52% to 58%. Our customers watched on-demand TV content 74 million times each month during the quarter.

We are expanding our HD offering, most recently with Eurosport HD and Discovery HD, with more channels expected over the coming months. We added V+ HD DVR subscribers at a record rate with a further 112,700 subscribers in the quarter to reach an installed base of 862,000, a penetration level of 24%.

Analogue TV currently uses around 15% of the spectrum currently available through our cable access infrastructure in areas where analogue is available alongside digital. To put that into context, broadband takes up less than 10%. Therefore, as part of our network expansion strategy, we are switching off and overlaying areas previously only able to receive analogue TV. The switch off in digitally capable areas is expected to conclude in April 2010. The freeing up of this spectrum will have significant benefits with opportunities to enhance both television and broadband services further.

We are investing in the next generation of TV and have entered into an exclusive strategic partnership with TiVo to develop a new converged television and broadband interactive platform.

Exploiting mobile as the third screen

We have continued our strategy of using our own sales channels and cross-selling mobile to existing customers with a focus on higher value contract subscriptions. We added 77,100 contract mobile subscribers in the quarter taking our total contract subscriber base to 949,700 up 46% in the last twelve months.

We have also announced a groundbreaking multiplatform agreement with Disney which enables us to truly leverage mobile as the third screen. The deal allows us to carry Disney’s content on TV, online and on mobile, which means our customers will soon be able to watch high quality content wherever they are; in their home or on the move.

Delivering customer growth

Our successful growth focus has resulted in over 40,000 new cable and non-cable customers compared to 6,500 in the fourth quarter last year. This reflects the strongest cable customer growth since the merger, nearly four years ago. In addition to enhancing our TV and broadband products, we have also invested in bringing our network to more potential customers, extending it by over 100,000 homes in 2009.

During the quarter, we extended our retail presence to 13 new locations, reaching a total of 72 across the country. This combination of retail stores and “retail-lite” outlets provides highly visible touch points for prospective and existing customers, and we continue to expand our retail presence throughout the UK.

We are also investigating new channels in which consumers can sample our 50Mb broadband and Video-On-Demand. We have recently signed an agreement with Best Buy to showcase live Virgin Media products in their stores, which are opening this spring. This will be the first time we will offer consumers this opportunity outside our own retail estate.

Managing churn

Our goal is to maximize the lifetime value of our customers and a key driver is minimizing the number of customers that leave us. This quarter has seen cable churn remain flat at 1.2% compared to last year, close to historic lows.

We are delivering value to our customers through bundles and by offering services such as ultrafast broadband and VOD which are unrivalled elsewhere in the UK. We know that customers are more likely to stay with us when they take more than one service from us and thus our cross-selling drive not only enhances ARPU but also helps to keep churn low. Over 60% of our customers now take three cable products from us with over 10% taking four products.

Better for Business

We have recently rebranded our ntl:Telewest Business Division to Virgin Media Business to build on our existing renowned consumer brand. Our strategy is to focus on growing higher margin data revenues to replace declining voice revenues and we continue to improve our product set. Business retail data represents a significant opportunity for revenue growth, especially considering our ownership of our network and the economics it affords us. This is reflected in 15% retail data growth this quarter.

Proactively managing our capital structure

We are constantly monitoring our capital structure and have stated that we would proactively look for opportunities to refinance shorter term debt.

During the quarter, we issued approximately £725m Senior Notes due 2019 denominated in both US dollars and sterling and used the net proceeds to redeem a portion of our outstanding Senior Notes due 2014. Last month we issued approximately £1.5bn Senior Secured Notes due 2018 denominated in both US dollars and sterling and used the net proceeds to prepay a portion of the outstanding loans under our Senior Credit Facility.

This has meant that we have no repayment obligations under our Senior Notes and Senior Credit Facility prior to 2012.

Continued strong financial performance

During the quarter, we continued to add customers and grow ARPU, which is at record levels for the third successive quarter. This is reflected in the 6.1% increase in consumer cable revenue to £640m. Combined with sustained cost control, we have achieved a strong quarterly performance with OCF up 15.3% to £366m and Free Cash Flow up 55.1% to £86m. Operating income was up strongly to £64m and net cash provided by operating activities increased by 59.7% to £258m.

RESULTS FOR THE THREE MONTHS ENDED DECEMBER 31, 2009

Note: Unless otherwise stated, all comparisons of financial and operating statistics are to the fourth quarter of 2008.

TOTAL REVENUE

Total revenue in the fourth quarter was up 3.3% to £979.5m. Revenue movements are discussed further below.

CONSUMER SEGMENT

Cable

Cable revenue in the fourth quarter was up 6.1% at £640.1m. This increase principally reflects growth in cable ARPU, which increased 5.8% to £44.81 as a result of selective price rises, tier mix improvement and growth in products per customer, partially offset by declining fixed line telephony usage.

Average monthly churn remained stable year-on-year at 1.2%. It fell from 1.5% in the previous quarter mainly due to seasonally reduced movers churn.

Gross cable customer additions in the fourth quarter were up 3.1% to 198,600. The cable customer base increased to 4.77m, with net additions of 28,600 which were up 93%.

Successful bundling and cross-sell was reflected in continued triple-play growth, which reached a record 60.5% compared to 55.9% a year ago. The proportion of customers taking only one product fell to 14.8% compared to 16.1% a year ago.

Broadband

Broadband net additions were up 11% at 63,600 alongside an improvement in tier mix.

We continued upgrading our 2Mb subscribers to 10Mb and as a result, 98% of our broadband subscribers subscribed to a 10Mb tier or higher at the end of the year.

The focus on up-sell has improved the tier mix and the number of subscribers on our top two broadband tiers (20Mb and 50Mb) has increased by 45% to 560,300.

At the end of the quarter, we had 41,400 50Mb subscribers, up by 81% compared to the third quarter.

Television

Total TV net additions were 34,200 in the quarter compared to 44,500 in the same quarter last year.

On a monthly basis, 58% of our digital TV subscribers use VOD. Average views per user per month in the quarter were 35 compared to 30 a year ago. Average monthly VOD views were 74m, up 41%.

During the quarter, we added 112,700 V+ HD DVR subscribers to reach an installed base of 862,000. This represents 24% penetration of digital subscribers which leaves significant further up-sell opportunities.

Telephony

Telephony net additions for the quarter were 26,600, up 29%. The percentage of telephony subscribers to our unmetered tiers (or Talk plans) increased to 55% compared to 52% a year earlier. Unmetered subscribers typically have higher ARPU and lower churn.

Mobile

Mobile revenue in the quarter was £139.0m, down 1.5%. The decline reflects the impact of the regulated Mobile Termination Charge reduction implemented from April 2009, partially offset by ARPU growth driven by the increased number of higher ARPU contract subscribers. Mobile revenue was up 3.7% on the previous quarter due to the higher Mobile ARPU. Mobile ARPU for the quarter was £14.00, up 4.9% year-on-year.

Contract net additions were up 8.9% at 77,100 as we continued to execute our strategy of using our own sales channels and cross-selling mobile contracts to our cable customers. At the quarter-end, we had 949,700 contract subscribers representing 30% of our total mobile subscribers, and growth of 46% in the last twelve months.

The number of prepay net disconnections in the quarter was down 38.6% at 98,300. The loss of prepay subscribers reflected a highly competitive market and our decision not to focus heavily on growth due to higher churn, low tariffs and lower overall lifetime value.

Non-cable

Non-cable revenue was up 16.4% at £17.0m. Customer net additions during the quarter were 12,000 compared to 8,300 net disconnects in the same quarter last year. Growth was due to the launch of wholesale line rental in August which allows us to offer a telephone line rental bundled with our broadband product and new flexible consumer propositions.

BUSINESS SEGMENT

Business revenue was £145.2m, down 6.4%. Business revenue declined year-on-year as a 15% increase in retail data revenue was offset by declines in other areas. However, the mix of revenue improved as retail data generally provides higher gross margin than other Business products. As a result, despite the revenue decline, Business gross margin(1) was relatively flat at £103.2m.

Our strategy is to focus on growing higher margin data revenues to replace declining voice revenues. Retail data revenue in the quarter was up 14.7% to £57.1m. Retail voice revenue was down 7.5% to £42.0m.

Local Area Network (“LAN”) Solutions revenue in the quarter was down 28.6% to £8.5m. LAN Solutions provides equipment sales and installations which typically have a much lower gross margin than other Business products.

Wholesale revenue in the quarter was down 21.7% to £37.6m. Revenue was down year-on-year principally due to reduced revenue from two lower margin wholesale contracts.

(1) Business gross margin is defined as business revenue less business cost of sales.

CONTENT SEGMENT

Content revenue, excluding revenue earned from our Consumer segment, increased 11.7% to £38.2m. VMtv sells TV channels to and receives carriage revenue from the Consumer segment. As a result, for consolidation purposes, £7.1m of inter segment revenue has been eliminated in the quarter.

VMtv revenue increased mainly due to growth in both carriage and advertising revenue.

Carriage revenue increased due to the agreement with BSkyB for continued and extended carriage of our VMtv channels on its satellite platform, effective from November 13, 2008, at higher rates than under the previous contract.

Content segment contribution was £1.1m loss which was reduced from the £4.9m loss incurred in the fourth quarter last year, mainly due to increased carriage revenue.

UKTV JOINT VENTURE

Virgin Media owns 50% of the companies that comprise UKTV, a group of joint ventures formed with BBC Worldwide. UKTV produces a portfolio of television channels based on the BBC’s program library and other acquired programming which are carried on Virgin Media’s cable platform and also on satellite. Some channels are also available on Freeview.

Virgin Media accounts for its interest in UKTV under the equity method and recognized a share of UKTV’s net income of £6.9m in the quarter, up 60.5%. UKTV’s financial results are not consolidated in Virgin Media’s revenue, operating income or OCF.

UKTV is funded by loans from Virgin Media, which were £129m at December 31, 2009. Virgin Media received £3.6m from UKTV in the form of loan capital repayments during the fourth quarter and £12.5m in the year. Virgin Media also received cash payments from UKTV in the quarter totaling £2.6m and £8.6m in the year which consisted of dividends, interest payments and payments for consortium tax relief.

Virgin Media’s investment in UKTV is carried on the balance sheet at December 31, 2009 at £360m, which includes the outstanding loans of £129m.

OPERATING COSTS AND SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (SG&A)

Operating costs (exclusive of depreciation and amortization) were £413.6m in the quarter, down 4.2%.

Total gross margin percentage(1) in the quarter was 57.8% compared to 54.5% in the fourth quarter last year. This increased year-on-year mainly due to increased Consumer gross margin percentage(2) resulting from price increases and increased Business gross margin percentage(2) resulting from improved revenue mix.

(1) Total gross margin percentage is defined as total revenue less total operating costs, divided by total revenue.

(2) Consumer or Business gross margin percentage is defined as consumer or business revenue less consumer or business cost of sales, divided by consumer or business revenue, respectively.

SG&A was flat at £199.7m compared to £199.3m in the same quarter last year.

Cost saving program

In November 2008, we announced important steps to re-engineer our business and create a fully-integrated, customer-focused organization, driving further improvements in operational performance and eliminating inefficiencies. This program remains on track to achieve the target savings.

We incurred £2.9m in SG&A and operating costs and £6.0m in restructuring and other charges in relation to this program in the fourth quarter and £11.2m and £38.7m respectively in the year as a whole. These restructuring and other charges consisted mostly of vacant property charges and employee redundancy expense. For 2010, we expect to incur up to £15m in SG&A and operating costs and up to £50m of restructuring and other charges relating to this cost saving program.

OPERATING INCOME BEFORE DEPRECIATION, AMORTIZATION, GOODWILL AND INTANGIBLE ASSET IMPAIRMENTS AND RESTRUCTURING AND OTHER CHARGES (OCF)

OCF was £366.2m in the quarter, up 15.3% mainly due to increased revenue and gross margin. As a result, OCF margin (OCF as a percentage of revenue) increased from 33.5% to 37.4%.

OCF is a non-GAAP financial measure. See Appendix F for reconciliations of non-GAAP financial measures to their nearest GAAP equivalents.

OPERATING INCOME

Operating income was £63.6m, up from £5.1m, mainly due to increased revenue, lower operating costs and lower restructuring and other charges. Operating income as a percentage of revenue was 6.5%.

Restructuring and other charges of £9.8m were incurred during the quarter compared to £19.8m in the same quarter last year.

Depreciation expense was relatively flat at £228.3m. Amortization expense was £59.8m compared to £64.1m in the fourth quarter of 2008.

NET LOSS FROM CONTINUING OPERATIONS

Net loss from continuing operations improved by 50.0% at £94.4m mainly due to increased operating income and decreased foreign exchange losses, partially offset by increased loss on extinguishment of debt and decreased derivative gains.

CAPITAL EXPENDITURE

Fixed asset additions (accrual basis) were up 25.1% at £201.7m mainly due to increased scaleable infrastructure, customer premise equipment, and support capital expenditure.

The total purchase of fixed assets and intangible assets was up 11.9% at £155.8m mainly due to increased fixed asset additions, partially offset by the timing of payments to fixed asset suppliers.

Fixed asset additions (accrual basis) is a non-GAAP financial measure. See Appendix F for reconciliations of non-GAAP financial measures to their nearest GAAP equivalents.

FREE CASH FLOW

Free Cash Flow was up 55.1% at £86.1m mainly due to increased OCF, partially offset by increased purchase of fixed and intangible assets. Net cash provided by operating activities was up 59.7% at £257.5m due to higher OCF and the timing of interest payments.

Free Cash Flow is a non-GAAP financial measure. See Appendix F for reconciliations of non-GAAP financial measures to their nearest GAAP equivalents.

DEBT

As of December 31, 2009, long term debt, net of £41m current portion, was £5,934m. Total debt consisted of £3,113m outstanding under our Senior Credit Facility, £2,190m of Senior Notes, £505m of Convertible Senior Notes and £168m of capital leases and other indebtedness. Cash and cash equivalents were £431m.

Debt issuances

We have continued to significantly improve our debt repayment profile at attractive rates therefore reducing future refinancing risk.

During the quarter, we issued $600m 8.375% Senior Notes due 2019 and £350m 8.875% Senior Notes due 2019. The net proceeds from the offering were used to redeem a portion of our outstanding Senior Notes due 2014.

On January 19, 2010, we issued $1.0bn 6.50% Senior Secured Notes due 2018 and £875m 7.00% Senior Secured Notes due 2018. The net proceeds from this offering were used to prepay a portion of the outstanding loans under our Senior Credit Facility.

Virgin Media has no payments due under its Senior Notes until 2014, and the next scheduled payments under its Senior Credit Facility (as at February 24, 2010) are as follows: September 2012 - £1,327m, March 2013 - £300m, based on foreign exchange rates as at December 31, 2009.

Interest costs

Interest expense in the fourth quarter was £123.9m, down 3.3% mainly due to lower interest rates paid on bank debt as a result of new interest rate swaps and a lower level of debt due to debt repayments, partially offset by higher interest rates on the Senior Notes issued during the year.

Hedging programs

As at December 31, 2009, the fair value of our derivative financial instruments was £237.3m in assets and £124.6m in liabilities. Certain of the derivatives described below do not qualify for hedge accounting treatment under U.S. GAAP.

We have hedged our foreign currency exposure on the Senior Notes due 2014 through to October 2011. All of the currency exposure on the Senior Notes due 2016, Senior Secured Notes due 2018, Senior Notes due 2019 and Senior Credit Facility are hedged through maturity. The principal of the Convertible Senior Notes is not hedged for currency movements as it may be settled in either cash or shares in 2016, depending on our stock price and other factors.

The foreign currency risk resulting from interest payments for all foreign currency Senior Notes, Senior Credit Facility tranches and the Convertible Senior Notes has been hedged through foreign currency derivatives.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Various statements contained in this document constitute “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995.  Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted, whether expressed or implied, by these forward-looking statements.  These factors, among others, include: (1) the ability to compete with a range of other communications and content providers; (2) the effect of technological changes on our businesses; (3) the ability to maintain and upgrade our networks in a cost-effective and timely manner; (4) possible losses of revenues or customers due to systems failures; (5) the ability to control unauthorized access to our network; (6) the ability to obtain necessary hardware, software or operational support; (7) the continued right to use the “Virgin” name and logo; (8) the ability to manage customer churn; (9) general economic conditions; (10) the ability to provide attractive programming at a reasonable cost; (11) the ability to implement our restructuring plan successfully and realize the anticipated benefits; (12) currency and interest rate fluctuations; (13) the ability to fund debt service obligations and refinance our debt obligations; (14) the ability to obtain additional financing in the future; and (15) the ability to comply with restrictive covenants in our indebtedness agreements.

These and other factors are discussed in more detail under “Risk Factors” and elsewhere in Virgin Media’s Form 10-K to be filed with the SEC on or around February 26, 2010. We assume no obligation to update our forward-looking statements to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Non-GAAP Financial Measures

We use non-GAAP financial measures with a view to providing investors with a better understanding of the operating results and underlying trends to measure past and future performance and liquidity.

We evaluate operating performance based on several non-GAAP financial measures, including (i) operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF), (ii) Free Cash Flow (FCF) and (iii) fixed asset additions (accrual basis), as we believe these are important measures of the operational strength of our business and our liquidity. Since these measures are not calculated in accordance with GAAP, they should not be considered as substitutes for operating income (loss), net cash provided by operating activities and purchase of fixed and intangible assets, respectively.

Please see Appendix F for a discussion of our use of non-GAAP financial measures and reconciliations to their nearest GAAP equivalents.

Appendices:

A)          Financial Statements

•                  Condensed Consolidated Statements of Operations

•                  Condensed Consolidated Balance Sheets

•                  Condensed Consolidated Statements of Cash Flows

•                  Quarterly Condensed Consolidated Statements of Operations

•                  Additional Quarterly Condensed Cash Flow Information

B1)  Quarterly Segment Revenue and Contribution, OCF and Operating Income

B2)  Quarterly Costs and Expenses

C1)  Consumer Operations Statistics

C2)  Cable Operations Statistics

C3)  Non-Cable Operations Statistics

C4)  Mobile Operations Statistics

D)           Free Cash Flow Calculation (FCF)

E)             Fixed Asset Additions (Accrual Basis)

F)             Use of Non-GAAP Financial Measures and Reconciliations to GAAP

Appendices

A)                                   FINANCIAL STATEMENTS

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in £ millions, except per share data) (unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2009	2008	2009	2008

Revenue	£979.5	£948.5	£3,804.4	£3,776.8

Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	413.6	431.6	1,635.7	1,647.1
Selling, general and administrative expenses	199.7	199.3	808.0	828.0
Restructuring and other charges	9.8	19.8	40.4	22.7
Depreciation	228.3	228.6	930.5	902.8
Amortization	59.8	64.1	243.1	285.8
Goodwill and intangible asset impairments	4.7	—	4.7	362.2
	915.9	943.4	3,662.4	4,048.6
Operating income (loss)	63.6	5.1	142.0	(271.8)

Other income (expense)
Interest income and other, net	(0.4)	5.2	6.2	26.1
Interest expense	(123.9)	(128.1)	(455.1)	(499.4)
Loss on extinguishment of debt	(37.8)	(4.0)	(54.5)	(9.6)
Share of income from equity investments	6.9	3.3	14.1	14.4
(Losses) gains on derivative instruments	(10.4)	204.6	(114.5)	283.7
Foreign currency gains (losses)	7.5	(273.9)	124.3	(403.6)
Loss from continuing operations before income taxes	(94.5)	(187.8)	(337.5)	(860.2)
Income tax benefit (expense)	0.1	(1.1)	2.5	6.8
Loss from continuing operations	(94.4)	(188.9)	(335.0)	(853.4)
Discontinued operations
Loss from discontinued operations, net of tax	—	(55.1)	(22.8)	(66.6)

Net loss	£(94.4)	£(244.0)	£(357.8)	£(920.0)

Basic and diluted loss from continuing operations per share	£(0.29)	£(0.57)	£(1.02)	£(2.60)

Basic and diluted loss from discontinued operations per share	£—	£(0.17)	£(0.07)	£(0.20)

Basic and diluted net loss per share	£(0.29)	£(0.74)	£(1.09)	£(2.80)

Dividends per share (in U.S. Dollars)	$0.04	$0.04	$0.16	$0.16

Average number of shares outstanding	329.2	328.1	328.8	328.0

CONDENSED CONSOLIDATED BALANCE SHEETS

(in £ millions, except par value) (unaudited)

	December 31,
	2009	2008

Assets
Current assets
Cash and cash equivalents	£430.5	£181.6
Restricted cash	6.0	6.1
Accounts receivable - trade, less allowances for doubtful accounts of £9.6 (2009) and £16.5 (2008)	427.9	454.3
Inventory for resale	12.9	12.7
Programming inventory	62.1	68.4
Derivative financial instruments	2.2	168.4
Prepaid expenses and other current assets	100.8	107.8
Current assets held for sale	—	56.2
Total current assets	1,042.4	1,055.5

Fixed assets, net	5,049.2	5,342.1
Goodwill and other indefinite-lived assets	2,071.9	2,082.3
Intangible assets, net	265.9	510.3
Equity investments	359.9	353.5
Derivative financial instruments	235.1	435.7
Deferred financing, net of accumulated amortization of £136.1 (2009) and £79.1 (2008)	112.2	118.0
Other assets	50.8	35.9
Total assets	£9,187.4	£9,933.3

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	£375.5	£370.5
Accrued expenses and other current liabilities	420.1	449.9
Derivative financial instruments	17.8	84.4
VAT and employee taxes payable	67.6	63.5
Restructuring liabilities	57.3	71.0
Interest payable	126.6	131.6
Deferred revenue	284.7	268.0
Current portion of long term debt	41.2	40.5
Current liabilities held for sale	—	36.2
Total current liabilities	1,390.8	1,515.6

Long term debt, net of current portion	5,933.5	6,129.6
Derivative financial instruments	106.8	42.6
Deferred revenue and other long term liabilities	182.0	150.1
Deferred income taxes	83.0	79.2
Total liabilities	7,696.1	7,917.1

Commitments and contingent liabilities

Shareholders’ equity
Common stock - $0.01 par value; authorized 1,000.0 (2009 and 2008) shares; issued 330.8 (2009) and 329.0 (2008) and outstanding 329.4 (2009) and 328.1 (2008) shares	1.8	1.8
Additional paid-in capital	4,483.2	4,461.3
Accumulated other comprehensive income	22.5	178.2
Accumulated deficit	(3,016.2)	(2,625.1)
Total shareholders’ equity	1,491.3	2,016.2

Total liabilities and shareholders’ equity	£9,187.4	£9,933.3

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in £ millions) (unaudited)

	Year ended,
	December 31,
	2009	2008

Operating activities
Net loss	£(357.8)	£(920.0)
Loss from discontinued operations	22.8	66.6
Loss from continuing operations	(335.0)	(853.4)

Adjustments to reconcile net loss from continuing operations to net cash provided by operating activities:
Depreciation and amortization	1,173.6	1,188.6
Goodwill and intangible asset impairments	4.7	362.2
Non-cash interest	17.3	(46.4)
Non-cash compensation	19.4	16.8
Loss on extinguishment of debt	53.6	9.6
(Income) loss from equity accounted investments, net of dividends received	(12.4)	10.7
Unrealized losses (gains) on derivative instruments	133.3	(278.1)
Unrealized foreign currency (gains) losses	(158.8)	371.6
Income taxes	2.8	(2.3)
Amortization of original issue discount and deferred financing costs	34.0	24.4
Gain on disposal of assets	(0.4)	(0.1)
Other	1.6	0.7

Changes in operating assets and liabilities	(33.1)	(45.6)

Net cash provided by operating activities	900.6	758.7

Investing activities
Purchase of fixed and intangible assets	(569.0)	(477.9)
Principal repayments on loans to equity investments	12.5	8.6
Proceeds from the sale of fixed assets	4.2	2.1
Purchase of investments	(2.5)	(1.5)
Disposal of sit-up, net	(17.5)	—
Net cash used in investing activities	(572.3)	(468.7)

Financing activities
New borrowings, net of financing fees	1,610.2	447.7
Proceeds from employee stock option exercises	2.8	0.6
Principal payments on long term debt, including redemption premiums, and capital leases	(1,737.4)	(846.3)
Dividends paid	(33.3)	(29.3)
Realized gain on derivatives	88.3	—
Other	(0.3)	—
Net cash used in financing activities	(69.7)	(427.3)

Cash flow from discontinued operations
Net cash used in operating activities	(7.9)	(3.0)
Net cash used in investing activities	—	(1.9)
Net cash used in discontinued operations	(7.9)	(4.9)

Effect of exchange rate changes on cash and cash equivalents	(1.8)	2.4
Increase (decrease) in cash and cash equivalents	248.9	(139.8)
Cash and cash equivalents at beginning of year	181.6	321.4
Cash and cash equivalents at end of year	£430.5	£181.6

Supplemental disclosure of cash flow information
Cash paid during the year for interest exclusive of amounts capitalized	£404.2	£515.8
Income taxes (received) paid	(0.1)	0.1

QUARTERLY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in £ millions, except per share data) (unaudited)

	Three months ended
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
	2009	2009	2009	2009	2008

Revenue	£979.5	£953.4	£935.8	£935.7	£948.5

Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	413.6	403.8	404.6	413.7	431.6
Selling, general and administrative expenses	199.7	201.2	197.4	209.7	199.3
Restructuring and other charges	9.8	1.6	23.6	5.4	19.8
Depreciation	228.3	235.6	233.9	232.7	228.6
Amortization	59.8	61.0	61.1	61.2	64.1
Goodwill and intangible asset impairments	4.7	—	—	—	—
Total costs and expenses	915.9	903.2	920.6	922.7	943.4
Operating income	63.6	50.2	15.2	13.0	5.1

Other income (expense)
Interest income and other, net	(0.4)	1.3	2.0	3.3	5.2
Interest expense	(123.9)	(119.9)	(102.3)	(109.0)	(128.1)
Loss on extinguishment of debt	(37.8)	(9.4)	(7.3)	—	(4.0)
Share of income (loss) from equity investments	6.9	5.1	(0.4)	2.5	3.3
(Losses) gains on derivative instruments	(10.4)	43.6	(126.5)	(21.2)	204.6
Foreign currency gains (losses)	7.5	(45.8)	174.5	(11.9)	(273.9)
Loss from continuing operations before income taxes	(94.5)	(74.9)	(44.8)	(123.3)	(187.8)
Income tax benefit (expense)	0.1	14.8	(2.8)	(9.6)	(1.1)
Loss from continuing operations	(94.4)	(60.1)	(47.6)	(132.9)	(188.9)
Discontinued operations
Loss from discontinued operations, net of tax	—	—	(1.7)	(21.1)	(55.1)

Net loss	£(94.4)	£(60.1)	£(49.3)	£(154.0)	£(244.0)

Basic and diluted loss from continuing operations per share	£(0.29)	£(0.18)	£(0.14)	£(0.41)	£(0.57)

Basic and diluted loss from discontinued operations per share	£—	£—	£(0.01)	£(0.06)	£(0.17)

Basic and diluted net loss per share	£(0.29)	£(0.18)	£(0.15)	£(0.47)	£(0.74)

Average number of shares outstanding	329.2	329.0	328.7	328.2	328.1

ADDITIONAL QUARTERLY CONDENSED CASH FLOW INFORMATION

(in £ millions) (unaudited)

	Three months ended,
	Dec 30,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
	2009	2009	2009	2009	2008

Operating activities
Net loss	£(94.4)	£(60.1)	£(49.3)	£(154.0)	£(244.0)
Loss from discontinued operations	—	—	1.7	21.1	55.1
Loss from continuing operations	(94.4)	(60.1)	(47.6)	(132.9)	(188.9)

Adjustments to reconcile net loss from continuing operations to net cash provided by operating activities:
Depreciation and amortization	288.1	296.6	295.0	293.9	292.7
Goodwill and intangible asset impairments	4.7	—	—	—	—
Non-cash interest	(26.0)	79.8	(9.7)	(26.8)	(48.4)
Non-cash compensation	7.4	6.1	1.2	4.7	4.3
Loss on extinguishment of debt	37.8	9.0	6.8	—	4.0
(Income) loss from equity accounted investments, net of dividends received	(6.9)	(4.0)	1.0	(2.5)	14.4
Unrealized foreign currency (gains) losses	(28.1)	46.7	(193.8)	16.4	253.9
Unrealized losses (gains) on derivative instruments	19.4	(41.1)	131.8	23.2	(201.2)
Income taxes	2.4	(13.1)	3.6	9.9	2.0
Amortization of original issue discount and deferred financing costs	8.2	7.8	8.9	9.1	8.1
Loss (gain) on disposal of assets	1.7	0.1	(0.6)	(1.6)	0.4
Other	0.5	0.6	0.2	0.3	0.3
Changes in operating assets and liabilities	42.7	(50.0)	38.7	(64.5)	19.6
Net cash provided by operating activities	257.5	278.4	235.5	129.2	161.2

Investing activities
Purchase of fixed and intangible assets	(155.8)	(120.6)	(148.2)	(144.4)	(139.2)
Principal repayments (drawdowns) on loans to equity investments	3.6	8.2	(0.5)	1.2	(2.1)
Proceeds from the sale of fixed assets	1.3	—	0.8	2.1	0.6
Purchase of investments	—	(0.4)	(1.5)	(0.6)	(0.9)
Disposal of sit-up, net	—	—	(17.5)	—	—
Other	—	—	—	—	(0.1)
Net cash used in investing activities	(150.9)	(112.8)	(166.9)	(141.7)	(141.7)

Financing activities
New borrowings, net of financing fees	681.4	356.0	572.8	—	(45.7)
Proceeds from employee stock option exercises	1.8	0.8	0.2	—	—
Principal payments on long term debt, including redemption premiums, and capital leases	(702.3)	(409.2)	(613.5)	(12.4)	(313.1)
Dividends paid	(8.2)	(8.1)	(8.0)	(9.0)	(8.9)
Realized gain on derivatives	—	—	88.3	—	—
Other	—	—	(0.3)	—	—
Net cash (used in) provided by financing activities	(27.3)	(60.5)	39.5	(21.4)	(367.7)

Cash flow from discontinued operations
Net cash (used in) provided by operating activities	—	—	—	(7.9)	6.2
Net cash used in investing activities	—	—	—	—	(0.1)
Net cash (used in) provided by discontinued operations	—	—	—	(7.9)	6.1

Effect of exchange rate changes on cash and cash equivalents	(0.4)	0.5	(1.7)	(0.2)	2.3
Increase (decrease) in cash and cash equivalents	78.9	105.6	106.4	(42.0)	(339.8)
Cash and cash equivalents at beginning of period	351.6	246.0	139.6	181.6	521.4
Cash and cash equivalents at end of period	£430.5	£351.6	£246.0	£139.6	£181.6

Supplemental disclosure of cash flow information
Cash paid during the period for interest exclusive of amounts capitalized	£151.0	£24.9	£96.7	£131.6	£166.1

B1)	QUARTERLY SEGMENT REVENUE AND CONTRIBUTION, TOTAL OCF AND OPERATING INCOME
(in £ millions) (unaudited)

	Three months ended
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
	2009	2009	2009	2009	2008

Revenue
Consumer segment
Cable	640.1	627.6	616.8	604.0	603.5
Mobile	139.0	134.1	127.5	135.3	141.1
Non-cable	17.0	14.4	13.3	14.0	14.6
Total	796.1	776.1	757.6	753.3	759.2
Business segment
Business	145.2	143.3	142.5	149.8	155.2
Inter segment revenue	—	—	—	—	(0.1)
	145.2	143.3	142.5	149.8	155.1
Content segment
Virgin Media TV	45.3	41.0	42.3	39.2	40.7
Inter segment revenue	(7.1)	(7.0)	(6.6)	(6.6)	(6.5)
	38.2	34.0	35.7	32.6	34.2

Total revenue	979.5	953.4	935.8	935.7	948.5

Segment contribution
Consumer segment	483.3	466.4	454.0	438.2	446.3
Business segment	87.1	86.3	83.7	82.6	86.4
Content segment	(1.1)	(0.4)	6.4	6.9	(4.9)
Total segment contribution	569.3	552.3	544.1	527.7	527.8
Other operating and corporate costs	203.1	203.9	210.3	215.4	210.2
OCF (Total) (1)	366.2	348.4	333.8	312.3	317.6
Depreciation	228.3	235.6	233.9	232.7	228.6
Amortization	59.8	61.0	61.1	61.2	64.1
Goodwill and intangible asset impairments	4.7	—	—	—	—
Restructuring and other charges	9.8	1.6	23.6	5.4	19.8
Consolidated operating income	63.6	50.2	15.2	13.0	5.1

Note

(1)

OCF (Total) is a non-GAAP financial measure. See Appendix F for a discussion of the use of OCF (Total) as a non-GAAP financial measure and the reconciliation of OCF (Total) to GAAP operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges.

B2)	QUARTERLY COSTS AND EXPENSES
(in £ millions) (unaudited)

	Three months ended
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
	2009	2009	2009	2009	2008

Costs and expenses
Operating costs
Consumer cost of sales	240.2	231.5	230.2	239.4	240.0
Business cost of sales	42.0	40.6	46.4	51.0	51.5
Content cost of sales	37.2	32.4	26.7	23.2	38.2
Network and other operating costs (1)	94.2	99.3	101.3	100.1	101.9
Total operating costs	413.6	403.8	404.6	413.7	431.6

Selling, general and administrative expenses
Employee and outsourcing costs (2)	120.5	113.3	108.6	115.3	116.6
Marketing costs (3)	32.8	36.1	32.6	31.3	28.0
Facilities (4)	19.7	17.5	18.0	20.5	14.4
Other (5)	26.7	34.3	38.2	42.6	40.3
Total selling, general and administrative expenses	199.7	201.2	197.4	209.7	199.3

Notes

(1)

Network and other operating costs includes costs associated with the provision of the network and operating platforms including associated employee, outsourcing and facilities costs and certain other operating expenses.

(2)

Employee and outsourcing costs includes remuneration and benefits, temporary and contract staff, training and stock-based compensation costs together with costs of all major outsourced business activities.

(3)	Marketing costs includes advertising, brand costs, agency fees, support and research, public relations and internal communications costs
(4)	Facilities costs includes building costs, service costs, repairs and maintenance and utilities costs.
(5)	Other costs includes billing, collections and bad debt, IT, legal and professional, license, insurance, and other indirect costs.

C1)	CONSUMER OPERATIONS STATISTICS
(data in 000’s)

	Q4-09	Q3-09	Q2-09	Q1-09	Q4-08
Consumer products (1)
Opening products	12,853.9	12,654.0	12,558.3	12,409.9	12,224.4
Net product adds	228.9	199.9	95.7	148.4	185.5

Closing Consumer products (1)	13,082.8	12,853.9	12,654.0	12,558.3	12,409.9

Consumer products (1)
Telephone
Cable	4,146.6	4,120.0	4,104.0	4,108.3	4,099.2
Non-cable	139.8	124.9	112.5	109.0	105.5
	4,286.4	4,244.9	4,216.5	4,217.3	4,204.7

Television	3,743.2	3,709.0	3,672.0	3,651.6	3,621.0
Digital TV	3,656.2	3,599.3	3,543.3	3,510.4	3,469.0
Analogue TV	87.0	109.7	128.7	141.2	152.0

Broadband
Cable	3,837.8	3,774.2	3,735.2	3,730.1	3,682.8
Non-cable	265.7	253.2	245.7	247.0	252.0
	4,103.5	4,027.4	3,980.9	3,977.1	3,934.8
Mobile (1)
Contract	949.7	872.6	784.6	712.3	649.4

Total Consumer products (1)	13,082.8	12,853.9	12,654.0	12,558.3	12,409.9

Net Consumer product adds (1)
Telephone
Cable	26.6	16.0	(4.3)	9.1	20.6
Non-cable	14.9	12.4	3.5	3.5	0.6
	41.5	28.4	(0.8)	12.6	21.2

Television	34.2	37.0	20.4	30.6	44.5
Digital TV	56.9	56.0	32.9	41.4	61.1
Analogue TV	(22.7)	(19.0)	(12.5)	(10.8)	(16.6)

Broadband
Cable	63.6	39.0	5.1	47.3	57.1
Non-cable	12.5	7.5	(1.3)	(5.0)	(8.1)
	76.1	46.5	3.8	42.3	49.0
Mobile (1)
Contract	77.1	88.0	72.3	62.9	70.8

Net Consumer product adds in period (1)	228.9	199.9	95.7	148.4	185.5

Note

(1) The operating statistics relating to Prepay mobile are included within Mobile Operations Statistics, as described elsewhere in this earnings release. Mobile contract includes both mobile broadband and mobile service contracts.

C2) CABLE OPERATIONS STATISTICS (excluding Non-cable and Mobile Operations)

(data in 000’s except percentages, Products/Customer and ARPU)

	Q4-09	Q3-09	Q2-09	Q1-09	Q4-08
Customers
Opening Customers	4,744.2	4,736.1	4,762.3	4,755.2	4,740.4
Gross customer adds	198.6	213.8	159.5	167.2	192.6
Total customer disconnections	(170.0)	(205.7)	(185.7)	(160.1)	(177.8)
Net customer adds	28.6	8.1	(26.2)	7.1	14.8
Closing Customers	4,772.8	4,744.2	4,736.1	4,762.3	4,755.2

Monthly Cable customer churn %	1.2%	1.5%	1.3%	1.1%	1.2%

Products
Opening products	11,603.2	11,511.2	11,490.0	11,403.0	11,280.8
Net product adds	124.4	92.0	21.2	87.0	122.2
Closing products	11,727.6	11,603.2	11,511.2	11,490.0	11,403.0

Net product adds
Telephone	26.6	16.0	(4.3)	9.1	20.6
Television	34.2	37.0	20.4	30.6	44.5
DTV	56.9	56.0	32.9	41.4	61.1
ATV	(22.7)	(19.0)	(12.5)	(10.8)	(16.6)
Broadband	63.6	39.0	5.1	47.3	57.1
Total Net product adds	124.4	92.0	21.2	87.0	122.2

Products
Telephone	4,146.6	4,120.0	4,104.0	4,108.3	4,099.2
Television	3,743.2	3,709.0	3,672.0	3,651.6	3,621.0
DTV	3,656.2	3,599.3	3,543.3	3,510.4	3,469.0
ATV	87.0	109.7	128.7	141.2	152.0
Broadband	3,837.8	3,774.2	3,735.2	3,730.1	3,682.8
Total products	11,727.6	11,603.2	11,511.2	11,490.0	11,403.0

Products / Customer	2.46	2.45	2.43	2.41	2.40

Bundled Customers
Dual products	1,182.5	1,215.8	1,252.4	1,295.5	1,327.6
Triple products	2,886.2	2,821.6	2,761.3	2,716.1	2,660.1
Percentage of dual or triple products	85.2%	85.1%	84.7%	84.2%	83.9%
Percentage of triple products	60.5%	59.5%	58.3%	57.0%	55.9%

Cable ARPU (1) & (2)	£44.81	£44.24	£43.27	£42.29	£42.34
ARPU calculation:
Cable revenue (millions)	£640.1	£627.6	£616.8	£604.0	£603.5
Average customers	4,761.9	4,728.3	4,751.6	4,761.0	4,751.0

Notes

(1) Cable monthly ARPU is calculated on a quarterly basis by dividing total revenue generated from the provision of telephone, television and internet services to customers who are directly connected to our network in that period together with revenue generated from our customers using our virginmedia.com website, exclusive of VAT, by the average number of customers directly connected to our network in that period divided by three.

(2) As a result of the treatment of Sit-up as discontinued operations and the retroactive adjustment of prior periods, Cable revenue and Cable ARPU have increased as we previously eliminated revenue earned from Sit-up on consolidation.

C3)	NON-CABLE OPERATIONS STATISTICS
(data in 000’s)

	Q4-09	Q3-09	Q2-09	Q1-09	Q4-08
Customers
Opening Customers	255.2	245.5	247.1	251.9	260.2
Net customer adds	12.0	9.7	(1.6)	(4.8)	(8.3)
Closing Customers	267.2	255.2	245.5	247.1	251.9

Products
Opening products
Telephone	124.9	112.5	109.0	105.5	104.9
Broadband	253.2	245.7	247.0	252.0	260.1
	378.1	358.2	356.0	357.5	365.0

Net product adds
Telephone	14.9	12.4	3.5	3.5	0.6
Broadband	12.5	7.5	(1.3)	(5.0)	(8.1)
	27.4	19.9	2.2	(1.5)	(7.5)

Closing products
Telephone	139.8	124.9	112.5	109.0	105.5
Broadband	265.7	253.2	245.7	247.0	252.0
	405.5	378.1	358.2	356.0	357.5

C4)	MOBILE OPERATIONS STATISTICS
(data in 000’s except Mobile ARPU)

	Q4-09	Q3-09	Q2-09	Q1-09	Q4-08
Contract Customers (1)
Opening Contract Customers	872.6	784.6	712.3	649.4	578.6
Net contract customer adds	77.1	88.0	72.3	62.9	70.8
Closing Contract Customers (1)	949.7	872.6	784.6	712.3	649.4

Prepay Customers (2)
Opening Prepay Customers	2,323.3	2,449.5	2,556.0	2,694.0	2,854.2
Net prepay customer adds	(98.3)	(126.2)	(106.5)	(138.0)	(160.2)
Closing Prepay Customers	2,225.0	2,323.3	2,449.5	2,556.0	2,694.0

Total Closing Customers (2)	3,174.7	3,195.9	3,234.1	3,268.3	3,343.4

Mobile ARPU (3)	£14.00	£13.41	£12.43	£13.14	£13.35
ARPU calculation:
Service revenue (millions)	£132.9	£129.3	£121.2	£129.4	£134.6
Average customers	3,164.4	3,213.6	3,251.4	3,283.0	3,360.4

Notes
(1) Contract Customers include customers who have taken either a mobile service or a mobile broadband contract.

(2) Mobile customer information is for active customers. Prepay customers are defined as active customers if they have made an outbound call or text in the preceding 30 days. Contract customers are defined as active customers if they have entered into a contract with Virgin Mobile for a minimum 30-day period and have not been disconnected.

(3) Mobile ARPU is calculated on a quarterly basis by dividing service revenue (contract and prepay) for the period by the average number of active customers (contract and prepay) for the period, divided by three.

D)           FREE CASH FLOW CALCULATION

(in £ millions) (unaudited)

	Year
	ended	Three months ended
	Dec 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
	2009	2009	2009	2009	2009	2008

Operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF)	1,360.7	366.2	348.4	333.8	312.3	317.6
Purchase of fixed and intangible assets	(569.0)	(155.8)	(120.6)	(148.2)	(144.4)	(139.2)
Interest expense (net)	(448.9)	(124.3)	(118.6)	(100.3)	(105.7)	(122.9)

Free Cash Flow (FCF)	342.8	86.1	109.2	85.3	62.2	55.5

FCF is defined as OCF reduced by purchase of fixed and intangible assets, as reported in our statements of cash flows, and net interest expense, as reported in our statements of operations. See Appendix F for a discussion of the use of FCF as a non-GAAP financial measure and reconciliation of FCF to GAAP net cash provided by operating activities.

E)             FIXED ASSET ADDITIONS (ACCRUAL BASIS)

(in £ millions) (unaudited)

	Three months ended
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
	2009	2009	2009	2009	2008
				(revised)	(revised)
NCTA Fixed Asset Additions
CPE	65.4	53.6	39.4	65.9	51.2
Scaleable infrastructure	67.8	49.6	62.3	48.3	51.4
Commercial	17.5	18.0	14.2	15.4	22.2
Line extensions	5.8	2.5	1.0	0.7	0.6
Upgrade/rebuild	2.3	3.2	1.1	1.4	0.7
Support capital	41.6	23.7	24.1	24.3	28.4
Total NCTA Fixed Asset Additions	200.4	150.6	142.1	156.0	154.5
Non NCTA Fixed Asset Additions	1.3	0.3	0.8	1.0	6.7
Total Fixed Asset Additions (Accrual Basis)	201.7	150.9	142.9	157.0	161.2

Fixed assets acquired under capital leases	(8.7)	(13.5)	(11.9)	(0.3)	(12.7)
Changes in liabilities related to:
Fixed Asset Additions (Accrual Basis)	(37.2)	(16.8)	17.2	(12.3)	(9.3)

Total Purchase of Fixed and Intangible Assets	155.8	120.6	148.2	144.4	139.2

Comprising:
Purchase of Fixed Assets	155.9	120.6	148.1	144.3	139.1
Purchase of Intangible Assets	(0.1)	—	0.1	0.1	0.1
	155.8	120.6	148.2	144.4	139.2

Notes

Virgin Media is not a member of NCTA and is providing this information solely for comparative purposes.

NCTA Fixed Asset Additions have been revised to include the net impact of cable inventory additions previously reflected as Non NCTA Fixed Asset Additions in the appropriate NCTA category.

Fixed Asset Additions (Accrual Basis) are from continuing operations. See Appendix F for a discussion of the use of Fixed Asset Additions (Accrual Basis) as a non-GAAP financial measure and the reconciliation of Fixed Asset Additions (Accrual Basis) to GAAP purchase of fixed and intangible assets.

F)             USE OF NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS TO GAAP

The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for other measures of financial performance reported in accordance with GAAP. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business. We encourage investors to review our financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

(i)            Operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF)

Operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges, which we refer to as OCF or OCF (Total), is not a financial measure recognized under GAAP.

Our management, including our chief executive officer, consider OCF as an important indicator of our operational strength and performance. OCF excludes the impact of costs and expenses that do not directly affect our cash flows. Other charges, including restructuring charges, are also excluded from OCF as management believes they are not characteristic of our underlying business operations. OCF is most directly comparable to the GAAP financial measure operating income. Some of the significant limitations associated with the use of OCF as compared to operating income are that OCF does not consider the amount of required reinvestment in depreciable fixed assets and ignores the impact on our results of operations of items that management believes are not characteristic of our underlying business operations.

We believe OCF is helpful for understanding our performance and assessing our prospects for the future, and that it provides useful supplemental information to investors. In particular, this non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the reconciliation to operating income shown below, provides a more complete understanding of factors and trends affecting our business. Because non-GAAP financial measures are not standardized, it may not be possible to compare our OCF with other companies’ non-GAAP financial measures that have the same or similar names.

Reconciliation of operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF) to GAAP operating income

(in £ millions) (unaudited)

	Three months ended
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
	2009	2009	2009	2009	2008

Operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF)	366.2	348.4	333.8	312.3	317.6

Reconciling items
Depreciation and amortization	(288.1)	(296.6)	(295.0)	(293.9)	(292.7)
Goodwill and intangible asset impairments	(4.7)	—	—	—	—
Restructuring and other charges	(9.8)	(1.6)	(23.6)	(5.4)	(19.8)
Operating income	63.6	50.2	15.2	13.0	5.1

(ii)                    Free Cash Flow (FCF)

We define Free Cash Flow (FCF) as operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF) reduced by purchase of fixed and intangible assets, as reported in our statements of cash flows, and net interest expense, as reported in our statements of operations. Our definition of FCF excludes the impact of working capital fluctuations and restructuring costs in accordance with the Exit or Disposal Cost Obligations Topic of the FASB ASC. FCF is a non-GAAP financial measure. We believe the most directly comparable financial measure recognized under GAAP is net cash provided by operating activities.

Our management, including our chief executive officer, consider FCF as a helpful measure in assessing our liquidity and prospects for the future. We also believe FCF is useful to investors as a basis for comparing our performance and coverage ratios with other companies in our industry. In particular, this non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the reconciliation to net cash provided by operating activities shown below, provides a more complete understanding of factors and trends affecting our business. FCF should not be understood to represent our ability to fund discretionary amounts, as we have various contractual obligations which are not deducted to arrive at FCF. Because non-GAAP financial measures are not standardized, it may not be possible to compare our FCF with other companies’ non-GAAP financial measures that have the same or similar names.

The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for net cash provided by operating activities, or other measures of financial performance or liquidity reported in accordance with GAAP.

Reconciliation of Free Cash Flow (FCF) to GAAP net cash provided by operating activities

(in £ millions) (unaudited)

	Year
	ended	Three months ended
	Dec 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
	2009	2009	2009	2009	2009	2008

Free Cash Flow (FCF)	342.8	86.1	109.2	85.3	62.2	55.5

Reconciling items (see Note below):
Purchase of fixed and intangible assets	569.0	155.8	120.6	148.2	144.4	139.2
Changes in operating assets and liabilities	(33.1)	42.7	(50.0)	38.7	(64.5)	19.6
Non-cash compensation	19.4	7.4	6.1	1.2	4.7	4.3
Non-cash interest	51.3	(17.8)	87.6	(0.8)	(17.7)	(40.3)
Share of net income of affiliates	1.7	—	1.1	0.6	—	17.7
Realized foreign exchange (losses)/gains	(34.5)	(20.6)	0.9	(19.3)	4.5	(20.0)
Realized gains/(losses) on derivatives	18.8	9.0	2.5	5.3	2.0	3.4
Restructuring and other charges	(40.4)	(9.8)	(1.6)	(23.6)	(5.4)	(19.8)
Income taxes	5.3	2.5	1.7	0.8	0.3	0.9
Other	0.3	2.2	0.3	(0.9)	(1.3)	0.7
Net cash provided by operating activities	900.6	257.5	278.4	235.5	129.2	161.2

Note

The line descriptions above are derived from our previously reported results. Non-cash interest includes non-cash interest and amortization of original issue discount and deferred financing costs from our statements of cash flows. Share of net income of affiliates includes income from equity accounted investments, net of dividends received from our statements of cash flows and share of income from equity investments from our statements of operations. Realized foreign exchange (losses)/gains includes unrealized foreign currency losses (gains) from our statements of cash flows and foreign currency (losses) gains from our statements of operations. Realized gains/(losses) on derivatives includes unrealized (gains) losses on derivative instruments from our statements of cash flows and gains (losses) on derivative instruments from our statements of operations. Income taxes includes income taxes from our statements of cash flows and income tax benefit (expense) from our statements of operations.

(iii)                Fixed Asset Additions (Accrual Basis)

Our primary measure of expenditures for fixed assets is Fixed Asset Additions (Accrual Basis). Fixed Asset Additions (Accrual Basis) is defined as the purchase of fixed and intangible assets as measured on an accrual basis, excluding asset retirement obligation related assets.

Our business is underpinned by significant investment in network infrastructure and information technology. Our management therefore considers Fixed Asset Additions (Accrual Basis) an important component in evaluating our liquidity and financial condition since purchases of fixed assets are a necessary component of ongoing operations. Fixed Asset Additions (Accrual Basis) is most directly comparable to the GAAP financial measure purchase of fixed and intangible assets, as reported in our statements of cash flows. The significant limitations associated with the use of Fixed Asset Additions (Accrual Basis) as compared to purchase of fixed and intangible assets is that Fixed Asset Additions (Accrual Basis) excludes timing differences from payments of liabilities, including finance leases, related to purchase of fixed assets and purchase of intangible assets. We exclude these amounts from Fixed Asset Additions (Accrual Basis) because timing differences from payments of liabilities, including the use of finance leases, are more related to the cash management treasury function than to our management of fixed asset purchases for long term operational performance and liquidity. We compensate for the limitation by separately measuring and forecasting working capital.

Reconciliation of Fixed Asset Additions (Accrual Basis) to GAAP purchase of fixed and intangible assets

(in £ millions) (unaudited)

	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
	2009	2009	2009	2009	2008

Fixed Asset Additions (Accrual Basis)	201.7	150.9	142.9	157.0	161.2

Fixed assets acquired under capital leases	(8.7)	(13.5)	(11.9)	(0.3)	(12.7)
Changes in liabilities related to fixed asset additions	(37.2)	(16.8)	17.2	(12.3)	(9.3)
Total Purchase of Fixed and
Intangible Assets	155.8	120.6	148.2	144.4	139.2
Comprising:
Purchase of fixed assets	155.9	120.6	148.1	144.3	139.1
Purchase of intangible assets	(0.1)	—	0.1	0.1	0.1
	155.8	120.6	148.2	144.4	139.2